EXHIBIT 2.5

                     AGREEMENT AND PLAN OF REORGANIZATION

                          DATED AS OF MARCH 22, 1999

                                 BY AND AMONG

                             U.S. CONCRETE, INC.,

                             BAER ACQUISITION INC.,

                          BAER CONCRETE, INCORPORATED

                                      AND

                         THE STOCKHOLDER NAMED HEREIN

Reverse Triangular Merger; Non-Delaware Company; Single Stockholder; Company Financial Statements

                     AGREEMENT AND PLAN OF REORGANIZATION


            THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of March 22, 1999 by and among U.S. Concrete, Inc., a Delaware corporation ("USC"), Baer Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of USC ("USC Sub"), Baer Concrete, Incorporated, a New Jersey corporation (the "Company"), and the person listed on the signature page hereof under the caption "Stockholder" (the "Stockholder").

                            PRELIMINARY STATEMENT

            The parties to this Agreement have determined it is in their best long-term interests to effect a business combination pursuant to which:

            (a) USC Sub will merge into the Company on the terms and subject to the conditions set forth herein (that merger being the "Merger");

            (b) USC will acquire the stock of all or some of the entities listed in the accompanying Addendum 1 (each, other than the Company, an "Other Founding Company" and, collectively with the Company, the "Founding Companies") pursuant to agreements that are (i) similar to this Agreement and (ii) entered into among those entities and their equity owners, USC and subsidiaries of USC (collectively, the "Other Agreements"); and

            (c) USC will effect a public offering of shares of its common stock and issue and sell those shares.

            The respective boards of directors of USC, USC Sub and the Company have approved and adopted this Agreement to effect a transaction subject to
Section 351 of the Code.

            NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and undertakings this Agreement contains, the parties hereto hereby agree as follows:

            Paragraph 1 CERTAIN DEFINED TERMS. The following terms this Agreement uses have the meanings this Paragraph 1 specifies. Capitalized terms this Agreement uses, but this Paragraph 1 does not define, have the meanings the preamble to this Agreement, the Preliminary Statement above or Article IX of the Uniform Provisions, as the case may be, specifies.

            "Acquired Business" means the Company.

            "Acquisition" means the Merger.

            "Acquisition Consideration" has the meaning Paragraph 2 specifies.

            "Additional Cash Consideration" means the product of (i) the quotient obtained from dividing (A) the sum of the amount of cash Paragraph B of Schedule 2(D) sets forth in dollars and the 1998 Restricted Payment Amount by (B) $8.50 multiplied by (ii) the amount, if any, by which (A) the IPO Price exceeds (B) $8.50.

            "Applied Consideration" means the sum of the fair market values on the IPO Closing Date of the assets Schedule 6.08 lists. In the case of the loans payable that Schedule 6.08 lists, their fair market value will equal their unpaid principal amounts and accrued and unpaid interest on the IPO Closing Date. In the case of the life insurance policies Schedule 6.08 lists, their fair market value will be their cash surrender value on the IPO Closing Date as determined by the Company and agreed to by USC. In the case of the remaining assets Schedule 6.08 lists, their fair market value will be as determined by the Company and agreed to by USC.

            "Ceiling Amount" means the sum of (i) $4,800,000, (ii) the Additional Cash Consideration, if any, (iii) the Positive Net Adjustment, if any, and (iv) the Negative Net Adjustment, if any; provided, however, that, for purposes of Sections 6.06(b) and 7.06(b), the Ceiling Amount is $3,600,000.

            "Closing" has the meaning Paragraph 3 specifies.

            "Closing Date" means the IPO Pricing Date.

            "Company Capital Stock" means the Common Stock, no par value per share, of the Company.

            "Company Financial Statements" means (i) the audited balance sheets of the Company as of December 31, 1998 and the related audited statements of operations, cash flows and shareholders' equity for the year ended December 31, 1998, together with the related audit report of the Independent Accountants.

            "Counsel for USC and USC Sub" means Baker & Botts, L.L.P.

            "Counsel for the Company and the Stockholder" means Stephen R. Urbinato.

            "Current Balance Sheet" means the audited balance sheet of the Company as of December 31, 1998.

            "Current Balance Sheet Date" means December 31, 1998.

            "Current Balance Sheet Date Working Capital" means $(1,397,000).

            "Effective Date" means the IPO Closing Date.

            "Executive Employment Agreement" means the Employment Agreement entered into effective as of the IPO Closing Date between the Company and Michael D. Mitschele.

            "Initial Financial Statements" means the Company Financial
      Statements.

            "Minimum Cash Balance" means $0.

            "NJBCA" means the New Jersey Business Corporation Act.

            "Pro Rata Share" of the Stockholder means 100%.

            "Responsible Officer" means Michael D. Mitschele.

            "Surviving Corporation" means the Company, which the Certificate of Merger will designate as the surviving corporation of the Merger.

            "Termination Date" means May 31, 1999; provided, however, that if
      (i) USC has filed the Registration Statement with the SEC prior to that date and (ii) the Stockholder would not be entitled to terminate this Agreement on that date otherwise than pursuant to Section 11.01(a)(ii), "Termination Date" means September 30, 1999.

            "Uniform Provisions" has the meaning Paragraph 4 specifies.

            "USC Award Agreements" means the award agreements, each in the form of Exhibit 1-B, pursuant to which USC, on the Closing Date, will grant to certain key employees of the Company Michael D. Mitschele has designated by written notice to USC and USC has approved by written notice to the Responsible Officer (which approval USC will not unreasonably withhold) prior to the Closing Date, pursuant to the U.S. Concrete, Inc. 1999 Employee Incentive Plan, or other similar stock option plan, options to purchase an aggregate not to exceed 22,605 shares of USC Common Stock at a per share exercise price equal to the IPO Price.

            "USC Sub Common Stock" means the Common Stock, par value $1.00 per share, of USC Sub.

            "1998 Restricted Payment Amount" means $0.

            Paragraph 2 (A) CERTIFICATE OF MERGER. Subject to the terms and conditions hereof, the Company will cause the Certificate of Merger to be duly executed and delivered on or promptly after the Closing Date and filed with the Secretary of State of the State of New Jersey and the Secretary of State of the State of Delaware.

            (B) THE EFFECTIVE TIME. The effective time of the Merger (the "Effective Time") will be the time on the Effective Date which the Certificate of Merger specifies or, if the Certificate of Merger does not specify another time, 8:00 a.m., Houston, Texas time, on the Effective Date.

            (C) CERTAIN EFFECTS OF THE MERGER. At and as of the Effective Time,
(1) USC Sub will be merged with and into the Company in accordance with the provisions of the NJBCA and the DGCL, (2) USC Sub will cease to exist as a separate legal entity, (3) the certificate of incorporation of the Company will be amended to change the Company's authorized shares of capital stock to 1,000 shares, par value $1.00 per share, of Common Stock, (4) the Company will be the Surviving Corporation and, as such, will, all with the effect provided by the NJBCA and the DGCL, (a) possess all the properties and rights, and be subject to all the restrictions and duties, of the Company and USC Sub and (b) be governed by the laws of the State of New Jersey, (5) the Charter Documents of the Company then in effect (after giving effect to the amendment to the Company's certificate of incorporation specified in clause (3) of this sentence) will become and thereafter remain (until changed in accordance with (a) applicable law (in the case of the certificate of incorporation) or (b) their terms (in the case of the bylaws)) the Charter Documents of the Surviving Corporation, (6) the initial board of directors of the Surviving Corporation will be the persons
Schedule 2(C) names as such, and those persons will hold the office of director of the Surviving Corporation, subject to the provisions of the applicable laws of the State of New Jersey and the Charter Documents of the Surviving Corporation, and (7) the initial officers of the Surviving Corporation will be as Schedule 2(C) sets forth, and each of those persons will serve in each office
Schedule 2(C) specifies for that person, subject to the provisions of the Charter Documents of the Surviving Corporation, until that person's successor is duly elected to, and, if necessary, qualified for, that office.

            (D) EFFECT OF THE MERGER ON CAPITAL STOCK. As of the Effective Time, as a result of the Merger and without any action on the part of any holder thereof:

            (1) the shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time will (a) convert into the right to receive, subject to the provisions of Paragraph 2(E), without interest, on surrender of the certificates evidencing those shares, the amount of cash and the number of whole and fractional shares of USC Common Stock Schedule 2(D) sets forth and, if any, the Additional Cash Consideration (the "Acquisition Consideration"), (b) cease to be outstanding and to exist and
      (c) be canceled and retired;

            (2) each share of Company Capital Stock held in the treasury of the Company or any Company Subsidiary will (a) cease to be outstanding and to exist and (b) be canceled and retired; and

            (3) each share of USC Sub Common Stock issued and outstanding immediately prior to the Effective Time will convert into one share of Common Stock, par value $1.00 per share, of the Surviving Corporation and the shares of Common Stock of the Surviving Corporation issued on that conversion will constitute all the issued and outstanding shares of Capital Stock of the Surviving Corporation.

Each holder of a certificate representing shares of Company Capital Stock immediately prior to the Effective Time will, as of the Effective Time and thereafter, cease to have any rights respecting those shares other than the right to receive, subject to the provisions of Paragraph 2(E), without interest, the Acquisition Consideration and the additional cash, if any, owing with respect to those shares as provided in Paragraph 2(F).

            (E) DELIVERY, EXCHANGE AND PAYMENT. (1) At or after the Effective
Time: (a) the Stockholder, as the holder of certificates representing shares of Company Capital Stock, will, on surrender of those certificates to USC (or any agent that USC may appoint for purposes of this Paragraph 2(E)), receive, subject to the provisions of this Paragraph 2(E) and Paragraph 2(F), the Acquisition Consideration; and (b) until any certificate representing Company Capital Stock has been surrendered and replaced pursuant to this Paragraph 2(E), that certificate will, for all purposes, be deemed to evidence ownership of the number of whole shares of USC Common Stock included in the Acquisition Consideration payable in respect of that certificate pursuant to Paragraph 2(D); provided, however, that the Stockholder hereby directs USC to withhold the Applied Consideration until such time as the Stockholder directs USC in writing to deliver the Applied Consideration to the Company as payment of the purchase price the Stockholder then owes pursuant to Section 6.08. All shares of USC Common Stock issuable in the Merger will be deemed for all purposes to have been issued by USC at the Effective Time.

            (2) The Stockholder will deliver to USC (or any agent that USC may appoint for purposes of this Paragraph 2(E)) on or before the IPO Closing Date the certificates representing all the Company Capital Stock owned by the Stockholder, duly endorsed in blank, or accompanied by stock powers in blank duly executed, by that Person, and with all necessary transfer tax and other revenue stamps, acquired at that Person's expense, affixed and canceled. The Stockholder will cure any deficiencies in the endorsement of the certificates or other documents of conveyance respecting, or in the stock powers accompanying, the certificates representing Company Capital Stock that Person delivers.

            (3) No dividends (or interest) or other distributions declared or earned after the Effective Time with respect to USC Common Stock and payable to the holders of record thereof after the Effective Time will be paid to the holder of any unsurrendered certificates representing shares of Company Capital Stock for which whole shares of USC Common Stock have been issued in the Merger until those certificates are surrendered as provided herein, but
(a) on that surrender USC will cause to be paid, to the Person in whose name the certificates representing those whole shares of USC Common Stock will then be issued, the amount of dividends or other distributions previously paid with respect to those whole shares of USC Common Stock with a record date, or which have accrued, subsequent to the Effective Time, but prior to that surrender, and the amount of any cash payable to that Person for and in lieu of fractional shares pursuant to Paragraph 2(F) and (b) at the appropriate payment date or as soon as practicable thereafter, USC will cause to be paid to that Person the amount of dividends or other distributions with a record date, or which have been accrued, subsequent to the Effective Time, but which are not payable until a date subsequent to surrender, which are payable with respect to those whole shares of USC Common Stock, subject in all cases to any applicable escheat laws. No interest will be payable with respect to the payment of those dividends or other distributions or cash for and in lieu of fractional shares on surrender of outstanding certificates.

            (F) Notwithstanding any other provision herein, USC will not issue any fractional shares of USC Common Stock, and if the Stockholder would be entitled hereunder to receive a fractional share of USC Common Stock but for this Paragraph 2(F), the Stockholder will be entitled hereunder to receive a cash payment for and in lieu thereof in the amount (rounded upward to the nearest whole cent) equal to the Stockholder's fractional interest in a share of USC Common Stock multiplied by the IPO Price.

            Paragraph 3 THE CLOSING. On or before the Closing Date, the parties hereto will take all actions necessary to (A) effect the Acquisition (including, as permitted by the NJBCA and the DGCL, (i) the execution of a Certificate of Merger (a) meeting the requirements of the NJBCA and the DGCL and (b) providing that the Merger will become effective on the Effective Date and (ii) the transmitting for filing of that Certificate of Merger with the Secretary of State of the State of New Jersey and the Secretary of State of the State of Delaware), (B) verify the existence and ownership of the certificates evidencing the Company Capital Stock to be exchanged for the Acquisition Consideration pursuant to Paragraph 2(E) and (C) satisfy the document delivery requirements on which the obligations of the parties to effect the Acquisition and the other transactions contemplated hereby are conditioned by the provisions of Article V (all those actions collectively being the "Closing"). The Closing will take place at the offices of Baker & Botts, L.L.P., 30th Floor, 910 Louisiana, Houston, Texas at 10:00 a.m., Houston time, on the Closing Date, or at such later time on the Closing Date as USC specifies by written notice to the Responsible Officer. The actions taken at the Closing will not include the delivery of the Company Capital Stock to USC or the payment of the Acquisition Consideration to the Stockholder. Instead, on the IPO Closing Date, the Company Capital Stock will be surrendered in exchange for the Acquisition Consideration (with the cash portion of the Acquisition Consideration being paid by wire transfer in immediately available funds pursuant to instructions the Stockholder delivers to USC prior to Closing or, in the absence of those instructions, a USC check), and all transactions contemplated by this Agreement to be closed or completed on or before the IPO Closing Date will be closed and completed, as the case may be.

            Paragraph 4 INCORPORATION OF UNIFORM PROVISIONS. (A) The U.S. Concrete, Inc. Uniform Provisions for the Acquisition of Founding Companies attached hereto as Annex 1 (the "Uniform Provisions") hereby are incorporated in this Agreement by this reference and constitute a part of this Agreement with the same force and effect as if set forth at length herein.

            (B) Notwithstanding the provisions of Section 10.07, Article VIII and the rights and obligations thereunder of the parties thereto will be governed by and construed in accordance with the substantive laws of the State of New Jersey without regard to the conflicts of law provisions thereof.

            (C) The Uniform Provisions are hereby amended by adding a Section
10.16 which reads in its entirety as follows:

            Section 10.16 REMEDIATION AGREEMENT. To the extent required in order to achieve compliance under the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K-6 et seq.) prior to the IPO Closing Date and to the extent permitted by the New Jersey Department of Environmental Protection, (i) the Stockholder will use his best efforts to enter into a pre-closing remediation agreement with the New Jersey Department of Environmental Protection in order to permit the closing of the transactions contemplated hereby without the need to complete any required site remediation work prior to the IPO Closing Date or (ii) in the event that the Stockholder is unable to enter into such a pre-closing remediation agreement, the Stockholder will cause the Company to enter into such a pre-closing remediation agreement on the request of USC, in which event Stockholder will indemnify USC or the Company, as applicable, for the cost of any remediation which is required to be performed pursuant to such pre-closing remediation agreement.

            (D) The Uniform Provisions are hereby amended by changing the definition of "Positive Net Adjustment", "Current Balance Sheet Date Adjusted Working Capital" and "Final Balance Sheet" in Section 6.07 to read as follows:

            "Positive Net Adjustment" means $0.

            "Current Balance Sheet Date Adjusted Working Capital" means "Current Balance Sheet Date Working Capital"

            "Final Balance Sheet" means a balance sheet of the Acquired Business as of the later of (i) May 31, 1999 and (ii) the effective date USC uses to record the Acquisition in accordance with GAAP on the same basis on which the Current Balance Sheet was prepared.

            (E) The Uniform Provisions are hereby amended by adding a Section
10.17 which reads in its entirety as follows:

            Section 10.17 COVENANTS OF USC PRIOR TO MAY 31, 1999. If the IPO Closing Date occurs before May 31, 1999, USC covenants and agrees that it will not take any action between the IPO Closing Date and May 31, 1999, which is outside the ordinary course of business and which adversely affects Final Working Capital.

            (F) Article VI is hereby amended by adding at the end thereof the following:

            Section 6.08 PURCHASE OF CERTAIN ASSETS. On the IPO Closing Date and following the Effective Time, the Stockholder will purchase from the Company for cash in immediately available funds the assets Schedule 6.08 lists at an aggregate purchase price for all those assets equal to the Applied Consideration, whereupon the Company will deliver and otherwise transfer title to those assets to the Stockholder.

            Paragraph 5 CERTAIN CONDITIONS TO CLOSING AND CONSUMMATION. (A) The obligations of the Stockholder with respect to the actions to be taken on the IPO Closing Date are subject to the satisfaction of the following condition in addition to those set forth or referred to in Section 5.02(b): (i) the Executive Employment Agreement then will be in full force and effect and (ii) USC shall have tendered the USC Award Agreements to the respective recipients thereof, duly signed on its behalf by an authorized officer of USC.

            (B) The obligations of USC and USC Sub with respect to the actions to be taken on the IPO Closing Date are subject to the satisfaction of the following conditions in addition to those set forth or referred to in Section 5.03(b): (i) the Executive Employment Agreement then will be in full force and effect and (ii) Stockholder shall have performed his obligations pursuant to
Section 10.16.

            Paragraph 6 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

            Paragraph 7 NOTICES. For purposes of Section 10.06, notices will be initially addressed to the Stockholder and the Company, as follows:

            (A) if to the Stockholder, addressed to him at:

                  Mr. Michael D. Mitschele
                  89 Eagle Rock Avenue
                  P.O. Box 683
                  Roseland, New Jersey 07068

      ; and

            (B) if to the Company, addressed to it at:

                  Baer Concrete, Incorporated
                  117 Harrison Avenue
                  P.O. Box 147
                  Roseland, New Jersey 07068
                  Fax No.: (973) 226-8140
                  Attn:   Michael D. Mitschele

      with copies (which will not constitute notice for purposes of this Agreement) to:

                  Stephen R. Urbinato, Esq.
                  200 Executive Drive, Suite 100
                  West Orange, New Jersey 07052
                  Fax No.: (973) 731-0163

            Paragraph 8 ABANDONMENT OF MERGER. If this Agreement is terminated pursuant to Section 11.01, the Merger will be deemed for all purposes to have been abandoned and of no force or effect and, if the Certificate of Merger has been filed with the Secretary of State of the Company's Organization State prior to that termination, each of the Company and USC Sub is authorized to execute and file with the Secretary of State of the Company's Organization State a certificate of that termination pursuant to Section 14A:10-9 of the NJBCA.


                        [Signatures on following page]

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    U.S. CONCRETE, INC.


                                    By:_______________________________________
                                         Eugene P. Martineau
                                         President and Chief Executive Officer

                                    BAER ACQUISITION INC.



                                    By:_______________________________________
                                         Eugene P Martineau
                                         President

                                    BAER CONCRETE, INCORPORATED



                                    By:_______________________________________
                                         Michael D. Mitschele
                                         President


                                    Stockholder:



                                    ____________________________________________
                                    Michael D. Mitschele

                                  ADDENDUM 1

                                    to the

                     Agreement and Plan of Reorganization
                                   to which
                              U.S. Concrete, Inc.
                                      and
                          Baer Concrete, Incorporated
                                  are parties

      A. Capitalized terms this Addendum uses, but does not define, have the meanings the captioned Agreement specifies.

      B.    The Founding Companies are:

            Baer Concrete, Incorporated
            Bay Cities Building Materials Co., Inc.
            Central Concrete Supply Co., Inc.
            Opportunity Concrete Corporation
            R. G. Evans/Associates d/b/a Santa Rosa Cast Products Co. Walker's Concrete, Inc.

                                 SCHEDULE 2(C)

                                    to the

                     Agreement and Plan of Reorganization
                                   to which
                              U.S. Concrete, Inc.
                                      and
                          Baer Concrete, Incorporated
                                  are parties


            A. Capitalized terms this Schedule uses, but does not define, have the meanings the captioned Agreement specifies.

            B. The directors of the Surviving Corporation immediately after the Effective Time are as follows: Eugene P. Martineau and Michael W. Harlan.

            C. The officers of the Surviving Corporation immediately after the Effective Time are as follows:


President.................................. Michael D. Mitschele
Senior Vice President...................... Eugene P. Martineau
Vice President, Treasurer and Secretary.... Michael W. Harlan


                                End of Schedule

                                 SCHEDULE 2(D)

                                    to the

                     Agreement and Plan of Reorganization
                                   to which
                              U.S. Concrete, Inc.
                                      and
                          Baer Concrete, Incorporated
                                  are parties


            A. Capitalized terms this Schedule uses, but does not define, have the meanings the captioned Agreement specifies.

            B. Subject to increase by the amount of the Positive Net Adjustment, if any, and to decrease by the amount of the Negative Net Adjustment, if any, the aggregate Acquisition Consideration will be comprised of (1) $1,200,000 in cash, (2) 423,529 shares of USC Common Stock, (3) the Additional Cash Consideration and (4) the Applied Consideration.

            C. The Stockholder will be entitled to receive his Pro Rata Share of the Acquisition Consideration pursuant to Paragraph 2(D), subject to the provisions of Paragraphs 2(E) and 2(F).

                                End of Schedule